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Exhibit 23.02

Consent of Independent Auditors

        We consent to the incorporation by reference in Amendment No. 2 to the Form S-8, Registration No. 333-57232, pertaining to options to purchase an aggregate of 550,000 shares of Common Stock of Cantel Medical Corp. (the "Company") under the Company's 1997 Employee Stock Option Plan, and under a certain stock option agreement between the Company and Seth R. Segel, of our report dated September 26, 2003, with respect to the consolidated financial statements and schedule of Cantel Medical Corp. included in its Annual Report on Form 10-K for the year ended July 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey
February 27, 2004

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  Exhibit 23.02
Consent of Independent Auditors